Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

            , 2012

MacDermid Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for MacDermid Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-175473) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of                 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) and, if the over-allotment option is exercised, the offer and sale by the Company of up to an aggregate of                  additional shares (the “Additional Shares”) to the underwriters (the “Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, MacDermid, Incorporated, a Connecticut corporation, and Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc., as Representatives of the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares and the Additional Shares, when issued and delivered by the Company and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

MacDermid Group, Inc.

1401 Blake Street

Denver, CO 80202

O